Exhibit 99.2

AMETEK ACQUIRES MOTEC GmbH

— Leading Provider of Vision Systems for Mobile Machine Vison Market —

BERWYN, PA, JULY 31, 2018 – AMETEK, Inc. (NYSE: AME) today announced that it has completed the acquisition of Motec GmbH, a leading provider of integrated vision systems serving the high growth mobile machine vision market. Motec’s ruggedized vision products and integrated software solutions provide customers with improved operational efficiency and enhanced safety across a variety of critical mobile machine applications in transportation, agriculture, logistics and construction.

“Motec is an excellent acquisition. It has market leading positions across a number of high growth market applications and its vision systems nicely complement our existing instrumentation businesses by expanding our portfolio of solutions to our customers,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer.

Motec was a privately held company and is headquartered in Hadamar-Steinbach, Germany. The company has annual sales of approximately €30 million and joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instruments with annualized sales of $2.9 billion.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of more than $4.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247